Exhibit 99.1

January 25, 2006

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces MoxyCard(r) Marketing Update

Tulsa, Okla - (BUSINESS WIRE) - January 25, 2006 EnXnet, Inc. (OTCBB:EXNT - news) (German WKN# A0HMDW) - EnXnet, Inc. has received an order for additional samples for the MoxyCard(r), which utilizes the Company's Thin Disc(c) technology, from One28 Marketing Group, its marketing associate.

"As a result of the overwhelming initial response to the MoxyCard(r), the first patented Multimedia CD Gift Card, we are happy to report our need to reorder additional samples to meet the demand by our potential retail clients. We anticipate that substantial orders for the MoxyCard (r) will be forthcoming as our clients determine how to best utilize this exciting new product in their promotions for the Spring and Summer marketing seasons.  There has been incredible interest in the MoxyCard(r) by not only retailers, but advertising agencies and various media entities," reports Michael Griffin, President of One28 Marketing Group. www.moxycard.com

MoxyCard(r) is the first Multimedia Gift Card(tm) on the market that combines the functionality of a magnetic stripe gift card with the electronic capabilities of optical disc media. This innovative merging of two technologies transform today's dull static gift cards into a dynamic, interactive marketing and entertainment medium that both engages and informs consumers with compelling media presentations. EnXnet's ThinDisc(c) technology has the potential to take stored value cards to the next level. The applications of the MoxyCard are as wide open as the imagination. Stored value cards are the fastest growing products in the financial industry, reportedly worth $70 billion in the United States and growing at the rate of 25% annually.

Ryan Corley, President of EnXnet, Inc., had this to say: "This reorder from One28 Marketing Group indicates the market's great interest in MoxyCard(r). With its myriad of applications, we are not surprised by this positive response. We are in a desirable position to fully take advantage of a consumer generation ripe for enhanced technology."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Ryan Corley
EnXnet, Inc.
11333 East Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Blue-Sky Solutions, LLC
Stephanie Soleas, 877-4-BLUE-IR
exnt@blueskyir.com